Exhibit 8.2

                     , 2004

First Sentinel Bancorp, Inc.

1000 Woodbridge Center Drive

Woodbridge, New Jersey 07905

Re:	Merger of First Sentinel Bancorp, Inc. into

Provident Financial Services, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of First Sentinel Bancorp, Inc., a Delaware corporation (“FSBI”), with and into Provident Financial Services, Inc., a Delaware corporation (“PFS”), immediately followed by the merger (the “Bank Merger”) of First Savings Bank, a wholly-owned subsidiary of FSBI, with and into The Provident Bank, a wholly-owned subsidiary of PFS. The Merger and the Bank Merger will be effected pursuant to the Agreement and Plan of Merger dated as of December 19, 2003 by and between PFS and FSBI (the “Merger Agreement”). The Merger, the Bank Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.

In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of PFS and FSBI as we have deemed appropriate. We have also relied, without independent verification, upon the , 2004 letters of PFS and FSBI to Thacher Proffitt & Wood LLP containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by PFS and FSBI in the foregoing letters are true, correct and complete, and will be true, correct, and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of PFS and FSBI, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

(1)    The Merger will either constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(2)    The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(3)    No gain or loss will be recognized by PFS, The Provident Bank, FSBI or First Savings Bank by reason of the Merger;

(4)    The exchange of FSBI Common Stock, to the extent exchanged for PFS Common Stock, will not give rise to the recognition of gain or loss for federal income tax purposes to the stockholders of FSBI

(5)    The basis of the PFS Common Stock to be received (including any fractional shares deemed received for tax purposes) by an FSBI stockholder will be the same as the basis of the FSBI Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such FSBI stockholder as a result of the Merger and decreased by any cash received by such FSBI stockholder in the Merger; and

(6)    The holding period of the shares of PFS Common Stock to be received by a stockholder of FSBI will include the period during which the stockholder held the shares of FSBI Common Stock surrendered in exchange therefore, provided the FSBI Common Stock surrendered is held as a capital asset at the Effective Time.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of FSBI and its shareholders, and PFS, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “The Merger—Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,